(b) Exhibit 15 - Awareness Letter from Crowe, Chizek & Company LLP



July 14, 2000



Ottawa Financial Corporation
Holland, Michigan

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Ottawa Financial Corporation for the periods ended June 30, 2000 and 1999 as indicated in our report dated July 14, 2000. Because we did not perform an audit, we expressed no opinion on that information. We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q, is being incorporated by reference in Registration Statements (File Nos. 333-1350, 333-4242 and 333-79843) on Form S-8 and in the Registration Statement (File No. 333-4950) on Form S-3.

We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.






Crowe, Chizek and Company LLP